Exhibit 10-ggg

AT&T CORP. EXECUTIVE DISABILITY PLAN

PROGRAM SUMMARY FOR AT&T OFFICERS AND DIRECTORS

FEBRUARY 2004

ABOUT THIS SUMMARY

This Summary describes key features of the AT&T Corp. Executive Disability Plan ("Plan") as they apply beginning April 1, 2004, to active employees of AT&T Corp. ("AT&T") who are classified at either (i) a salary grade level of "E-band", or its equivalent, in a banded environment, or a level of "Manager 5", or its equivalent, in a non-banded environment ("Directors"); or (ii) a salary grade level above "E-band", or its equivalent, in a banded environment, or a level above "Manager 5", or its equivalent, in a non-banded environment, also referred to as "Senior Managers" from time to time ("Officers").

As a summary, this document is not intended to cover all of the details of the Plan. More details about the Plan can be found in the official Plan document and the insurance policies (for the insured portion of the Plan), which legally govern all aspects of the Plan. If there are any conflicts between the terms of the Plan document and the description in this Summary, the Plan document and insurance policies, as applicable, will control and govern the operation of the Plan.

PRIOR DISABILITY PROGRAMS

Effective April 1, 2004, eligible Officers and Directors will no longer be covered under the AT&T Short-Term Disability Benefit Plan for Management Employees and the AT&T Long-Term Disability Plan for Management Employees (including the "Additional 10% of Pay Option" or "High Option"). That coverage is being replaced by the coverage provided under the Plan. Officers will continue to be eligible to participate in the AT&T Senior Management Long-Term Disability and Survivor Protection Plan with respect to certain benefits that remain in effect under that plan.

HOW THE PLAN WORKS

COMPOSITION OF THE PLAN:   The Plan is comprised of three disability benefit programs:

-	Short-Term Disability Benefit Program
-	Base LTD Benefit Program, and
-	Supplemental Disability Income Program ("SDIP")

ENROLLMENT:   All Officers and Directors are automatically enrolled for coverage under the Short-Term Disability Benefit Program and the Base LTD Benefit Program. If you wish to enroll for coverage under the SDIP during the initial enrollment period, you should complete and return the enrollment materials that accompany this Summary by the indicated deadline. If you decline to enroll in the SDIP during the initial enrollment period, you will be able to enroll with evidence of insurability during future annual open enrollment periods.

SHORT-TERM DISABILITY BENEFIT PROGRAM:   The Short-Term Disability Benefit Program will provide you with weekly short-term disability benefits equal to the weekly equivalent of 100 percent of your annual base salary. The short-term disability benefit will commence on the eighth consecutive day of your absence from work due to disability (as defined in the Plan document). Short-term disability benefits will continue until the earlier of (i) the date you are no longer considered disabled; or (ii) the last day of the 26th week after commencement of you short-term disability benefits under the Plan. All short-term disability benefits are reduced by certain payments made under other AT&T-sponsored benefit plans.

BASE LTD BENEFIT PROGRAM:   If, after receiving 26 weeks of short-term disability benefits, you continue to be disabled (as defined in the Plan document), regardless of your length of service with AT&T, you will be eligible to receive base long-term disability ("LTD") benefits equal to 60 percent of your eligible compensation, reduced by benefit payments from certain other AT&T benefit plans as specified in the Plan document. This benefit entitlement arises if your disability is due to the same physical or mental impairment for which you received short-term disability benefits. Your base LTD benefits will continue until the earlier of (i) the time you are no longer disabled; or (ii) your 65th birthday.

SUPPLEMENTAL DISABILITY INCOME PROGRAM ("SDIP"):   The Plan also offers supplemental long-term disability income protection to you under the SDIP. To be eligible for this fully-insured supplemental disability coverage, you must enroll (as described in the enclosed materials) in one of the following coverage options and pay the applicable premiums:

OPTION 1:   Additional 10% of your monthly base salary (and two-year average commission, if applicable)
OPTION 2:   Up to 70% of the monthly equivalent of your two-year average annual bonus

OPTION 3:   Up to an additional 10% of your monthly base salary (and two-year average commission, if applicable), plus up to 70% of the monthly equivalent of your two-year average annual bonus

If your disability (as defined in the SDIP insurance policy) continues more than 180 days, you will be eligible for the monthly supplemental disability income benefits provided under your SDIP coverage option. The maximum amount of monthly SDIP benefits you may receive under any of the three options will be the lesser of (i) $7,500 per month; or (ii) the benefit amount which, when combined with your base LTD benefit and any other disability coverage in force, provides you with a disability benefit of $50,000 per month.

One of the significant advantages of the SDIP is that your insurance coverage is "portable", i.e., you will be able to maintain the coverage after your employment with AT&T terminates. Another advantage is that the SDIP benefits will not be subject to offset by payments under other AT&T benefit programs. See the enclosed enrollment materials for more information concerning the SDIP.

COST OF COVERAGE

AT&T pays the full cost of your coverage under the Short-Term Disability Benefit Program and the Base LTD Benefit Program. If you enroll in the SDIP, you will pay the applicable premiums through payroll deductions while you are employed by AT&T, and thereafter, on a direct-pay basis with the insurer.

FUNDING AND POLICY OWNERSHIP

Under the Plan, the short-term disability and base LTD benefits will be self-insured by AT&T. The SDIP coverage is fully-insured through a contract underwritten by MetLife. If you enroll in the SDIP, you will receive a MetLife policy for your coverage under that portion of the Plan.

FEDERAL INCOME TAX IMPLICATIONS

Your Short-Term Disability Benefit Program and Base LTD Benefit Program coverage will be provided to you by AT&T on a pre-tax basis. Therefore, any short-term disability benefits or base LTD benefits you receive under the Plan will be considered taxable income to you (based on current federal income tax law).

If you enroll in the SDIP, all of your premium payments will be made on an after-tax basis. Therefore, any benefits you receive under the SDIP will not be considered taxable income to you.

CONSULTATION WITH FINANCIAL ADVISORS

You may wish to speak with your financial counselor regarding this Plan, including your disability income replacement needs and the advisability of enrolling in the SDIP.

INSURANCE CARRIER

Metropolitan Life Insurance Company (MetLife) is the insurance carrier that underwrites the coverage under the SDIP and is responsible for paying the applicable supplemental disability income benefits under the Plan.

FUTURE PROGRAM CHANGES

The Board of Directors at AT&T Corp. (or its delegate) reserves the right to modify, suspend, change or terminate the Plan at any time. Nothing contained in this Summary, the Plan document or any related document (including any insurance policy) shall create a contract of employment with any employee or a participant.

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